Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cidara Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	7,041,309 (2)	$21.01	$147,937,902.09	0.00015310	$22,649.29
	Total Offering Amounts					$147,937,902.09		$22,649.29
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,649.29

(1)

Represents the shares of common stock, $0.0001 par value per share (“Common Stock”), of Cidara Therapeutics, Inc. that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	The amount registered consists of (i) 3,892,274 shares of Common Stock and (ii) 3,149,035 shares of Common Stock issuable upon the exercise of pre-funded warrants held by certain selling stockholders.

(3)

Estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on December 18, 2024, as reported on the Nasdaq Capital Market.